UNDERWRITING AGREEMENT

Schedule A

Effective July 22, 2011

Tributary Short-Intermediate Bond Fund
Tributary Income Fund
Tributary Balanced Fund
Tributary Core Equity Fund
Tributary Growth Opportunities Fund
Tributary Small Company Fund
Tributary Large Cap Growth Fund

The parties hereto agree that this Schedule A shall replace the existing Schedule A to the Underwriting Agreement effective as of the 22nd day of July 2011.

TRIBUTARY FUNDS, INC.		NORTHERN LIGHTS DISTRIBUTORS, LLC

By:	/s/ Steve Frantz	By:	/s/ Brian Nielsen
	Steve Frantz		Brian Nielsen
	President		President